    As filed with the Securities and Exchange Commission on December 4, 1998
                                                      Registration No. 333-65743

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                          QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

                       NORTH CAROLINA                                              56-1714315
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)

                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 200
                        DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            DENNIS B. GILLINGS, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          QUINTILES TRANSNATIONAL CORP.
                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 200
                        DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -------------------------
                                   COPIES TO:

                              GERALD F. ROACH, ESQ.
                               AMY J. MEYERS, ESQ.
                            SMITH, ANDERSON, BLOUNT,
                      DORSETT, MITCHELL & JERNIGAN, L.L.P.
                         2500 First Union Capitol Center
                          Raleigh, North Carolina 27601
                                 (919) 821-1220



        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



================================================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                         QUINTILES TRANSNATIONAL CORP.

                                       1,209,784 SHARES OF COMMON STOCK



                                 The shareholders listed inside are offering to sell 1,209,784 shares of Quintiles common stock. The selling shareholders obtained their shares when we acquired one of seven different companies, including Crossbox, Ltd., ClinData International (Proprietary) Limited, Data Analysis Systems, Inc., Simirex, Inc., The Royce Consultancy plc, QED International, Inc, and H2V S.A., and when we acquired certain business assets from Richard J. Fordham.

                                 The selling shareholders may offer their Quintiles shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. We will not receive any part of the proceeds from the sales.


                                 Quintiles common stock is listed on the Nasdaq National Market under the symbol "QTRN". On ___________, 1998, the last reported sale price of our common stock was $_______ per share.


                                 ===============================================
                                 You should consider carefully the risk factors beginning on page 2 before making a decision to purchase our stock.
                                 ===============================================


                                 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                 The date of this prospectus is ________, 1998.

                                 ABOUT QUINTILES


Quintiles is a market leader in providing full-service contract research, sales, marketing and health care policy consulting and health information management services to the global pharmaceutical, biotechnology, medical device and health care industries. Supported by our extensive information technology capabilities, we provide a broad range of contract services to help our clients reduce the length of time from the beginning of development to peak sales of a new drug or medical device. Our contract research services include a full range of development services focused on helping our clients through the development and regulatory approval of a new drug or medical device. Our contract sales services, including sales and specialized marketing support services, focus on helping our clients achieve commercial success for a new product or medical device. We also offer healthcare policy research and management consulting which emphasize improving the quality, availability and cost-effectiveness of healthcare.


                        RISK FACTORS YOU SHOULD CONSIDER

===============================================================================
In addition to the other information provided or incorporated by reference in this prospectus, you should consider the following factors carefully in evaluating us and our business before making an investment decision. If any of the following risks occur, our business, financial condition, or results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline, in which case the value of your investment may decline as well. You should also refer to "Forward Looking Statements" on page 19.
===============================================================================

OUR DEPENDENCE ON THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES


     Our revenues depend on the research and development and sales and marketing expenditures of the pharmaceutical and biotechnology industries. To date, we have benefited from the tendency of companies in those industries to hire outside organizations to conduct large clinical research and sales and marketing projects. If these industries experience a general market decline or begin to reduce their propensity to outsource those projects, our operations and financial condition could be materially and adversely affected.


IMPORTANCE OF OUR MANAGEMENT OF GROWTH


     We have grown rapidly over the past 10 years. We believe that our continued growth may place a strain on our existing operational, human and financial resources. In order to manage our growth, we must continue to (1) improve our operating and administrative systems, (2) attract and retain qualified management, professional, scientific and technical personnel and (3) assimilate differences in foreign business practices and overcome language barriers.


     We operate under a transnational organizational structure. A holding company manages the operations of each of our service groups which perform complementary functions. To date, this structure has successfully supported our growth. We recently completed a number of acquisitions, and we cannot assure you that this operational structure will continue to be effective. Failure to effectively manage our growth could result in a material adverse effect on our operations and financial condition.


RISKS ASSOCIATED WITH OUR ACQUISITIONS


     We have completed numerous acquisitions both within the United States and internationally over the last several years and in 1998. In addition, we are currently reviewing many acquisition candidates and continually evaluating and competing for new acquisition opportunities. Acquisitions involve numerous risks, including:

         - difficulties and expenses incurred during the acquisition;

         - integration of the acquired companies' operations and services;

         - diversion of our management's attention from other business concerns;

         - potential loss of the acquired companies' key employees;

         - the risk that acquired companies will not perform as expected;

         - Year 2000 risks of the acquired companies;

         - additional risks of assimilating differences in foreign business practices and overcoming language barriers (for acquisitions of foreign companies);

         - potential losses resulting from undiscovered liabilities of acquired companies that are not covered by the indemnification we may obtain from the sellers; and

         - expenses related to acquisition negotiations that are not completed.


     We will achieve the anticipated benefits from an acquisition only if we can successfully integrate the business into our operations. Such integration requires substantial attention from our management and may interrupt certain of our operations and business cycles. We cannot assure you that we can continue to successfully integrate into our operations our past acquisitions or those we complete in the future. Furthermore, we cannot assure you that we will either successfully complete future acquisitions or that our completed acquisitions will contribute favorably to our operations and future financial condition. The realization of any of these risks associated with acquisitions could result in a material adverse effect on our operations and financial condition.



RISKS RELATING TO OUR CONTRACT SALES SERVICES



     Outsourced contract sales services, or hiring outside organizations to perform sales and marketing projects, is a relatively new industry in some countries where we operate. We believe that this industry emerged because of regulatory agencies' actions to place cost containment pressure on pharmaceutical companies. As a result, large pharmaceutical companies began to outsource their sales and marketing activities related to product launches (which typically require deployment of large numbers of sales personnel for a relatively short amount of time). Many countries, including the United States, have a low level of market penetration for outsourced sales and marketing services. Thus, all companies in this industry are subject to the risks inherent in a new or emerging industry, including:

         - an inability to attract and retain customers;

         - changes in the regulatory regime;

         - an absence of an established earnings history;

         - the availability of properly trained personnel; and

         - any unforeseen costs and expenses.


FACTORS THAT AFFECT OUR ABILITY TO COMPETE

     Since we offer an extensive range of services, we confront a broad range of competitors. Some of our competitors compete against us only with respect to a single service or group of services, while others may compete across a broader portion of our service lines. Our competitors generally fall within two categories: contract research organizations and contract sales organizations.

         Contract Research Organizations: Contract research organizations offer a variety of services that facilitate and advance the development of new drugs and medical devices. These services include pre-clinical planning, clinical trial supervision and regulatory submission and approval. Our competitors for services of this type include traditional contract research organizations; the in-house research and development departments of pharmaceutical companies; universities; and teaching hospitals; consulting firms, including boutique firms specializing in the healthcare industry and the healthcare departments of large consulting firms.

         Contract Sales Organizations: Contract sales organizations offer services designed to promote and assist in the development of a commercial market for drugs and medical devices, as well as health management services. Our competitors for services of this type include in-house sales and marketing departments of pharmaceutical companies; contract sales organizations in countries where we operate; and consulting firms offering medical communications services.


     Factors that affect our ability to compete include:

         - the highly competitive nature of the market for contract research services;

         - our competitors' expansion into other areas in which we operate;

         - increases in competition, which may lead to price and other forms of competition that could have an effect on our profit margins;

         - consolidation within the pharmaceutical industry, compounded by a trend among pharmaceutical companies to limit outsourcing to fewer full-service global organizations; and

         - the trend towards consolidation among the providers of contract research and contract sales services, which could result in greater competition among the larger contract research and contract sales providers for customers and acquisition candidates.


POTENTIAL LOSS OR DELAY OF OUR LARGE CONTRACTS


     Most of our customers can terminate our contracts upon 15-90 days' notice. In the event of termination, our contracts often provide for fees for winding down the project. Still, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect our future net revenue and profitability.


VARIABILITY OF OUR BACKLOG

     We report backlog based on anticipated net revenue from uncompleted projects that a customer has authorized. A number of factors may affect our backlog, including:

         - the variable size and duration of projects (some are performed over several years);

         - the loss or delay of projects; and

         - a change in the scope of work during the course of a project.


     We cannot assure you that the backlog we have reported will be indicative of our future results.


POTENTIAL EFFECT OF COST OVERRUNS ON OUR FIXED PRICE CONTRACTS


     Most of our service contracts have either a fixed price, a fixed price with variable components or a fee-for-service subject to a cap. Under this structure, we bear the risk of cost overruns. Underpricing of contracts or significant cost overruns could have a material adverse effect on us.


IMPACT OF THE YEAR 2000 ISSUE ON OUR BUSINESS

     State of Readiness

     We have established a Year 2000 Program to address the Year 2000 issue, which results from computer processors and software failing to process date values correctly, potentially causing system failures or data corruption. The Year 2000 issue could cause disruptions of our operations, including, among other things, a temporary inability to process information; receive information, services or products from third parties; interface with customers in the performance of contracts; or operate or communicate in some or all of the regions in which we do business. Our computing infrastructure is based on industry standard systems. We do not depend on large legacy systems and do not use mainframes. Rather, the scope of our Year 2000 Program includes unique software systems and tools in each of our service groups, especially our contract research service group, embedded systems in our laboratory and manufacturing operations, facilities such as elevators and fire alarms in over 70 offices (which also involve embedded technology) and numerous supplier and other business relationships. We have identified critical systems within each service group and are devoting our resources to address these items first.


     Our Year 2000 Program is directed by the Year 2000 Executive Steering Team, which is comprised of our Chief Information Officer and representatives from regional business units, together with legal, quality assurance and information technology personnel. We have established a Year 2000 Program Management Office, staffed by consultants, which develops procedures and instructions at a centralized level and oversees performance of the projects that make up the program. Project teams organized by service group and geographic region are responsible for implementation of the individual projects.



     The framework for our Year 2000 Program prescribes broad inventory, assessment and planning phases which generally guide our projects. Each project generally includes launch, analysis, remediation, testing and deployment phases. We are in the process of assessing those systems, facilities and business relationships which we believe may be vulnerable to the Year 2000 issue and which we believe could impact our operations. Although we cannot control whether and how third parties will address the Year 2000 issue, our assessment also will include a limited evaluation of certain services on which we are substantially dependent, and we plan to develop contingency plans for possible deficiencies in those services. For example, we believe that among our most significant third party service providers are physician investigators who participate in clinical studies conducted through our contract research services; consequently, we are developing a specialized process to assess and address Year 2000 issues arising from these relationships. We do not plan to assess how our customers, such as pharmaceutical and large biotechnology companies, are dealing with the Year 2000 issue.


     As we complete the assessment of our systems, we are developing plans to renovate, replace or retire them, as appropriate, if they are affected by the Year 2000 issue. Such plans generally include testing of new or renovated systems upon completion of the remedial actions. We will utilize both internal and external resources to implement these plans. Our strategic healthcare communications services are less dependent on information technology than our other services, and we expect to complete all phases of the program with respect to those services in 1998. We expect to address most systems relating to our healthcare consulting services in 1998, with completion expected in the first half of 1999. We also expect to address most of our contract sales systems in 1998, and complete development in the first half of 1999. Our contract research services utilize numerous systems, which we must address independently on disparate schedules, depending on the magnitude and complexity of the individual system. We anticipate that critical deployment of these systems (or migration to replacement systems where necessary) will occur primarily in 1999. We expect to complete the core components of our Year 2000 Program before there is a significant risk that internal Year 2000 problems will have a material impact on our operations.

     Costs

     We estimate that the aggregate costs of our Year 2000 Program will be approximately $14 million, including costs already incurred. A significant portion of these costs, approximately $6 million, are not likely to be incremental costs, but rather will represent the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on our day-to-day operations. We incurred total Year 2000 Program costs of $1.6 million through September 30, 1998, of which approximately $1.2 million represented incremental expense. Our estimates regarding the cost, timing and impact of addressing the Year 2000 issue are based on numerous assumptions of future events, including the continued availability of certain resources, our ability to meet deadlines and the cooperation of third parties. We cannot guarantee that our assumptions will be correct and that these estimates will be achieved. Actual results could differ materially from our expectations as a result of numerous factors, including the availability and cost of personnel trained in this area, unforeseen circumstances that would cause us to allocate our resources elsewhere and similar uncertainties.


     Our Year 2000 Risks



     We face both internal and external risks from the Year 2000 issue. If realized, these risks could have a material adverse effect on our business, results of operations or financial condition. Our primary internal risk is that our systems will not be Year 2000 compliant on time. The magnitude of this risk depends on our ability to achieve compliance of both internally and externally developed systems or to migrate to alternate systems in a timely fashion. The decentralized nature of our business may compound this risk if we are unable to coordinate efforts across our global operations on a timely basis. We believe that our Year 2000 Program will successfully address these risks, however, we cannot guarantee that this program will be completed in a timely manner. Notwithstanding our Year 2000 Program, we also face external risks that may be beyond our control. Our international operations and our relationships with foreign third parties create additional risks for us, as many countries outside the United States have been less attuned to the Year 2000 issue. These risks include the possibility that infrastructural systems, such as electricity, water, natural gas or telephony, will fail in some or all of the regions in which we operate, as well as the danger that the internal systems of our foreign suppliers, service providers and customers will fail. Our business also requires considerable travel, and our ability to perform services under our customer contracts could be negatively affected if air travel is disrupted by the Year 2000 issue.


     In addition, our business depends heavily on the healthcare industry, particularly on third party physician investigators. The healthcare industry, and physicians' groups in particular, to date may not have focused on the Year 2000 issue to the same degree as some other industries, especially outside of major metropolitan centers. As a result, we face increased risk that our physician investigators will be unable to provide us with the data that we need to perform under our contracts on time, if at all. Thus, the clinical study involved could be slowed or brought to a halt. Also, the failure of our customers to address the Year 2000 issue could negatively impact their ability to utilize our services. While we intend to develop contingency plans to address certain of these risks, we cannot assure you that any developed plans will sufficiently insulate us from the effects of these risks. Any disruptions resulting from the realization of these risks would affect our ability to perform our services. If we are unable to receive or process information, or if third parties are unable to provide information or services to us, we may not be able to meet milestones or obligations under our customer contracts, which could have a material adverse effect on our business and financial results.


     Contingencies

     Until we have completed our remediation, testing and deployment plans, we believe it is premature to develop contingency plans to address what would happen if our execution of these plans were to fail to address the Year 2000 issue.

OUR DEPENDENCE ON KEY EXECUTIVES AND PERSONNEL

     We rely on a number of key executives, including Dennis B. Gillings, Ph.D., our Chairman of the Board of Directors and Chief Executive Officer. We maintain key man life insurance on Dr. Gillings in the amount of $3 million. The departure of Dr. Gillings, or any key executive, could have a material adverse effect on our operations or financial condition. In addition, our performance depends on our ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as our ability to recruit qualified representatives for our contract sales services. We cannot assure you that we will be able to continue to attract and retain qualified personnel.

OUR EXPOSURE TO POTENTIAL LIABILITIES

     Potential Liabilities Arising From Our Contract Research Services


     We contract with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered during testing. It is possible third parties could claim that we should be held liable for losses arising from any professional malpractice of the investigators with whom we contract or in the event of personal injury to or death of persons participating in clinical trials. We do not believe we are legally accountable for the medical care rendered by third party investigators, and we would vigorously defend any such claims. Nonetheless, it is possible we could be found liable for those types of losses.


     In addition to supervising such tests, we also own a number of labs where Phase I clinical trials are conducted. Phase I clinical trials involve testing a new drug on a limited number of healthy individuals, typically 20 to 80 persons, to determine the drug's basic safety. We also could be liable for the general risks associated with ownership of such a facility. These risks include, but are not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers.



     Potential Liabilities Arising From Our Other Services


     We also could be held liable for errors or omissions in connection with the services each of our service groups perform.


     Measures We Take to Reduce Our Risk From Potential Liabilities.


     We attempt to reduce risk from potential liabilities through:

         - contractual indemnification provisions with customers and investigators;

         - insurance maintained by us, our customers and our investigators;

         - various regulatory requirements, including the use of institutional review boards; and

         - the procurement of each volunteer's informed consent to participate in a study.

     You should note several aspects about our contractual indemnifications. First, they generally do not fully protect us against some of our own actions, such as negligence. Second, the terms and scope of each indemnification vary from customer to customer and from trial to trial. Finally, the financial performance of any of these indemnities is not secured. As a result, we bear the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations.

     Our professional liability insurance covers the worldwide territories in which we operate and includes drug safety issues, as well as data processing errors and omissions. We can offer you no assurance that we will be able to maintain this insurance on terms acceptable to us or that this insurance will cover all of our losses. We caution you that our financial condition could be materially and adversely affected if we were required to pay damages or bear the costs of defending any claim (1) outside the scope of or in excess of a contractual indemnification provision, (2) beyond the level of insurance coverage or (3) in the event that an indemnifying party does not fulfill its indemnification obligations.


EFFECT OF GOVERNMENT REGULATION ON OUR BUSINESS


     Our contract research business benefits from the extensive governmental regulation of the drug development/approval process, particularly in the United States. From time to time legislation is introduced in the U.S. Congress to substantially modify regulations administered by the Food and Drug Administration, the agency governing this process. We believe the level of regulation is generally less burdensome outside the United States. Still, European countries are attempting to establish common standards for clinical testing of new drugs. This trend has caused changes in the various requirements currently imposed by each country. Some of the changes under consideration in the United States and elsewhere include mandatory substitution of generic drugs for patented drugs, relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures. These and other changes in regulation could decrease the business opportunities available to us. In addition, any failure on our part to comply with applicable regulations could result in the termination of ongoing clinical research or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on us.


RISK OF UNCERTAINTY IN HEALTHCARE INDUSTRY AND POSSIBLE HEALTHCARE REFORM TO OUR BUSINESS


     Changing political, economic and regulatory influences in the healthcare industry may affect the pharmaceutical, biotechnology and medical device industries. Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. Implementation of government healthcare reform may adversely affect research and development expenditures by these companies, which could decrease the business opportunities available to us. We cannot predict the likelihood of healthcare reform legislation being enacted or the effects such legislation would have on our operations.

EXCHANGE RATE FLUCTUATION RISKS TO OUR OPERATIONS AND FINANCIAL RESULTS


     We derive a large portion of our net revenue from our operations outside the United States, as illustrated by the following table:


                                           % of Net Revenue from
                          Year             Foreign Operations
                          ================ ============================
                          1997                        50.0%
                          ---------------- ----------------------------
                          1996                        57.0%
                          ---------------- ----------------------------
                          1995                        60.1%
                          ================ ============================



     Factors associated with international operations, including changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, could significantly affect our operations and financial results. Exchange rate fluctuations between local currencies and the U.S. dollar create risk in several ways, including:

         - Foreign Currency Translation Risk. The revenue and expenses of our foreign operations are generally denominated in local currencies.

         - Foreign Currency Transaction Risk. Our service contracts may be denominated in a currency other than the currency in which we incur expenses related to such contracts.

     We try to limit these risks through exchange rate fluctuation provisions stated in our service contracts, or we may hedge our transaction risk with foreign currency exchange contracts or options. Despite these efforts, we may still experience fluctuations in financial results from our operations outside the United States, and we cannot assure you that we will be able to favorably reduce our currency transaction risk associated with our service contracts.

VARIATION IN OUR QUARTERLY RESULTS

     The results of our operations have been, and can be expected to be, subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including:

         - the timing of start-up expenses for new offices;

         - the completion of acquisitions;

         - the completion or commencement of significant contracts;

         - changes in the mix of services offered; and

         - foreign exchange fluctuations.

     Because of these factors, we believe that you should not rely on quarterly comparisons of our financial results as an indication of our future performance.

EFFECT OF VOLATILITY OF OUR STOCK PRICE ON AN INVESTMENT IN OUR STOCK

     The market price of our common stock has been and may continue to be subject to wide fluctuations. Factors affecting our stock price may include
     (1) variations in operating results from quarter to quarter, (2) changes in earnings estimates by analysts, (3) market conditions in the industry and
     (4) general economic conditions. Consequently, the current market price of our common stock may not be indicative of future market prices, and we cannot guarantee that you will be able to sustain or increase the value of your investment in our common stock.


                                 USE OF PROCEEDS

The selling shareholders will receive all net proceeds from the sale of their shares. We will not receive any proceeds from the sale of the shares.

                              SELLING SHAREHOLDERS

The selling shareholders obtained their shares when we acquired one of seven different companies, including Crossbox, Ltd., ClinData International (Proprietary) Limited, Data Analysis Systems, Inc., Simirex, Inc., The Royce Consultancy plc, QED International, Inc, and H2V S.A., and when we acquired certain business assets from Richard J. Fordham. Pursuant to the terms of each acquisition, we agreed to register certain amounts of each selling shareholder's shares for resale by the selling shareholder. We are registering this Common Stock to permit public secondary trading in the shares. The selling shareholders may offer and sell the shares from time to time pursuant to this prospectus, as further discussed under the caption, "Plan of Distribution."

The following table sets forth important information about each selling shareholder as of October 14, 1998.


                                                   Shares Beneficially          Shares      Shares Beneficially
                                                   Owned Prior                  Being       Owned After
Name                                               To Offering(1)               Offered     Offering(1)
----                                               ---------------------------  -------     -------------------------

                                                     Number          Percent                Number          Percent
                                                     ------          -------                ------          -------
Former Crossbox, Ltd. Shareholders
Michael F. Parker (2)............................    23,581             *            7,070  16,511             *
Georgiana W. Bronfman (3)........................    23,581             *            7,070  16,511             *
Hampshire Investment Company (4).................    23,581             *            7,000  16,581             *

Former ClinData International (Proprietary) Limited Shareholders
Hermanus G. Luus (5).............................    41,293             *           41,293       0             *
Robert Schall (6)................................    41,293             *           41,293       0             *
Theodorus P. Erasmus(7)..........................    41,293             *           41,293       0             *

Former Data Analysis Systems, Inc. Shareholders
James N. Arvesen (8).............................    85,320             *           15,000  70,320             *
Richard W. Johnston (9)..........................    85,320             *            9,000  76,320             *
Aditya K. Jha (10)...............................    41,429             *           16,000  25,429             *
David L. Schellenberg (11).......................    41,019             *            5,000  36,019             *
Walter J. Farrar (12)............................    19,738             *            8,880  10,858             *
Stephen A LoSardo (13)...........................    19,738             *            9,184  10,554             *
Cynthia K. Yule (14).............................     1,903             *              950     953             *
Sharon L. Behrends (15)..........................       869             *              434     435             *
John L. Badolato (16)............................     7,662             *            3,831   3,831             *
David R. Stokar (17).............................     3,576             *            1,788   1,788             *

Former Simirex, Inc. Shareholders
Peter Bernardo (18)..............................   383,273             *           63,240 256,793             *
Loretta Bernardo (19)............................   383,273             *           63,240 256,793             *

Former Royce Consultancy PLC Shareholders
Harold W. Clark(20)..............................   581,170             *          581,170       0             *
Ian C. Hogan (21)................................    83,024             *           83,024       0             *


                                                   Shares Beneficially          Shares      Shares Beneficially
                                                   Owned Prior                  Being       Owned After
Name                                               To Offering(1)               Offered     Offering(1)
----                                               ---------------------------  -------     -------------------------

                                                     Number          Percent                Number          Percent
                                                     ------          -------                ------          -------
Former QED International, Inc. Shareholders
Richard Johnson, M.D (22)........................   392,640             *          129,571  263,069            *
Robert Blink (23)................................   130,880             *           43,190   87,690            *

Former H2V S.A. Shareholders
Alain Volle (24).................................    63,070             *           22,070   41,000            *
Henri Vincent (25)...............................     7,403             *            2,590    4,813            *
Pierre Henriot (26)..............................     7,403             *            2,590    4,813            *

Former Owner of certain business assets
Richard J. Fordham...............................     4,013             *            4,013        0            *



--------------------
*   Less than one percent

(1) Based on 76,765,856 shares of Common Stock outstanding as of September 30, 1998, and the same number of shares outstanding after the offering. Pursuant to the rules of the Commission, certain shares of the Common Stock that a person has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 2,358 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(3) Includes 2,358 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(4) Includes 2,358 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(5) Includes 4,129 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(6) Includes 4,129 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(7) Includes 4,129 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(8) Includes 8,532 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Dr. Arvesen is President and a director of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(9) Includes 8,532 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. Johnston is Vice President, Operations and a director of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(10) Includes 4,142 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. Jha is Vice President, International of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(11) Includes 4,101 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. Schellenberg is Vice President, Market Research of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(12) Includes 1,973 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. Farrar is Vice President, Software Development of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(13) Includes 1,973 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. LoSardo is Vice President, Advanced Technologies of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(14) Includes 190 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(15) Includes 86 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(16) Includes 766 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(17) Includes 357 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(18) Includes 172,473 shares acquired in connection with the acquisition which are held by Mr. Bernardo's wife, Loretta Bernardo. Also includes 38,327 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to Mr. Bernardo and Loretta Bernardo under the terms of the escrow. In the offering, Mr. Bernardo and Loretta Bernardo each are selling 63,240 shares. Mr. Bernardo is Chief Operating Officer and a director of Simirex, Inc. and is Vice President and a director of Simirex International, Ltd., both wholly-owned subsidiaries of Quintiles.

(19) Includes 172,473 shares acquired in connection with the acquisition which are held by Mrs. Bernardo's husband, Peter Bernardo. Includes 38,327 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to Mrs. Bernardo and Peter Bernardo under the terms of the escrow. In the offering, Peter Bernardo and Mrs. Bernardo each are selling 63,240 shares. Mrs. Bernardo is Senior Director and Chief Financial Officer and a director of Simirex, Inc. and is President and Treasurer and a director of Simirex International, Ltd., both wholly-owned subsidiaries of Quintiles.

(20) Includes 58,117 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(21) Includes 8,302 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(22) Includes 39,264 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Dr. Johnson is President and serves on the board of directors of QED International, Inc., a wholly-owned subsidiary of Quintiles.

(23) Includes 13,088 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. Blink is Vice President and serves on the board of directors of QED International, Inc., a wholly-owned subsidiary of Quintiles.

(24) Includes 6,307 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(25) Includes 740 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(26) Includes 740 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.



                              PLAN OF DISTRIBUTION

METHODS OF OFFERS AND SALES

     The selling shareholders may sell the shares at various times in one or more of the following transactions (which may include block transactions):

         - on the Nasdaq National Market;

         - in negotiated transactions;

         - through put or call transactions related to the shares;

         - in connection with short sales of Quintiles stock; or

         - in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market price or at negotiated prices.

     If any selling shareholder uses broker-dealers, such broker-dealers may receive commissions or discounts from the selling shareholders, or they may receive commissions from the purchaser for whom they acted as agent or to whom they sell as principal (or both). There is the possibility that the selling shareholders and the broker-dealers (who effect sales) may be deemed to be "underwriters" under the Securities Act, and their commissions or discounts regarded as underwriters' compensation. Because of this possibility, the selling shareholders must comply with the prospectus delivery requirements of the Securities Act.

     Each selling shareholder has agreed to notify us upon entering into an arrangement with a broker- dealer for the sale of shares through any one or more of the following methods:

         - a block trade,

         - a special offering,

         - an exchange distribution or secondary distribution, or

         - purchase by a broker or a dealer.


     Once we receive such notification, if required, we will file a prospectus supplement pursuant to Rule 424(b) of the Securities Act describing: (1) the broker-dealer's name; (2) the number of shares involved; (3) the commissions paid to the broker-dealer; (4) the discounts given or concessions allowed to the broker dealer; (5) a statement that the broker-dealer did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus (if applicable); and (6) other material facts of the transaction.

     The selling shareholders also may sell all or a portion of the shares in open-market transactions in reliance on Rule 144 under the Securities Act, provided that they can satisfy the requirements of that rule.

     The selling shareholders' rights to be included in this registration statement and prospectus are not transferable. Nevertheless, we may permit certain donees, such as charitable organizations, who may receive shares from a selling shareholder after the date of this prospectus, to sell their shares under this prospectus. Any such donee may sell the shares in accordance with the terms described in this plan of distribution. We will not receive any of the proceeds from such sales.

DURATION OF RESALE PERIOD UNDER THIS PROSPECTUS

     We anticipate that the registration statement shall remain effective as to each selling shareholder group until the earlier of (1) the date when all of the shares included in the registration statement have been distributed to the public; or (2) the date as set forth in the table below with respect to each group.




    Selling Shareholder Group                                    Termination of Offering
    ===================================================        =====================================================
     Crossbox, Ltd.                                            May 31, 1999

     ClinData International (Proprietary) Limited              May 26, 1999 (the date the selling
                                                               shareholders' shares become eligible
                                                               for resale under Rule 144 of the
                                                               Securities Act)

     Data Analysis Systems, Inc.*                              120 days following the lapse of the pooling
                                                               restriction (which is expected to occur in early 1999)

     Simirex, Inc.*                                            October 8, 1999



    Selling Shareholder Group                                    Termination of Offering
    ===================================================        =====================================================

     The Royce Consultancy, plc*                               August 24, 1999 (the date the
                                                               selling shareholders' shares become
                                                               eligible for resale under Rule 144
                                                               of the Securities Act)

     QED International, Inc.*                                  October 12, 1999

     H2V S.A.                                                  October 9, 1999 (the date the selling shareholders'
                                                               shares become eligible for resale under Rule 144 of
                                                               the Securities Act)

     Richard J. Fordham                                        October 31, 1999


---------------------
     * Certain of the selling shareholders may not sell (or otherwise reduce their risk relative to their shares) for a certain period of time as required by the pooling of interests accounting rules. The restricted period ends once we have published financial statements covering at least 30 days of our operations combined with each pooled or merged company. Thus, the selling shareholders may be unable to immediately sell all or any of the shares.

COSTS AND INDEMNIFICATION

     We will pay our own legal and accounting fees, all registration and filing fees attributable to the registration of the shares, any legal fees and filing fees relating to state securities or "blue sky" filings, the filing fee payable to The Nasdaq Stock Market, and all printing fees incurred in connection with the preparation of the registration statement. Each selling shareholder will pay his, her or its own legal fees. The selling shareholders will pay any selling discounts and commissions and stock transfer taxes applicable to a sale of shares.

     We have agreed to indemnify certain of the selling shareholders and their officers and directors, and each person who controls such selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. The same selling shareholders have agreed to indemnify us and our directors and officers and each person who controls us in similar terms.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT QUINTILES


We file reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You can also find our SEC filings on the SEC's web site at http://www.sec.gov.


The SEC allows us to "incorporate by reference" in this prospectus the information we file with them. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate by reference is considered part of this prospectus, and any information we later file with the SEC will automatically update and supersede the information in this prospectus.


We incorporate by reference in this prospectus and refer you to the documents listed below (File No. 000-23520):


         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         2. Our Quarterly Reports of Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998;

         3. Our Current Reports on Form 8-K dated February 2, 1998, February 4, 1998, February 26, 1998, February 26, 1998 (as amended March 20, 1998 on Form 8-K/A), March 20, 1998, April 22, 1998 and July 22,
            1998;

         4. The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 28, 1994 and amended on April 11, 1994; and

         5. All other documents we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the end of this offering.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following:

         Investor Relations
         Quintiles Transnational Corp.
         4709 Creekstone Drive
         Riverbirch Building, Suite 200
         Durham, North Carolina 27703-8411
         (919) 941-2000


You should also note that the SEC considers this prospectus to be part of a registration statement filed with the SEC (Registration No. 333-65743). Since this prospectus omits certain portions of the information provided in the registration statement, we also refer you to that document.

================================================================================
YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU DIFFERENT INFORMATION. THE SELLING SHAREHOLDERS WILL NOT MAKE AN OFFER OF THESE SHARES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT, IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.
================================================================================

                           FORWARD LOOKING STATEMENTS

We make statements in this prospectus and in the documents incorporated by reference that fall within the definition of "forward looking statements" found in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by our use of words like "may," "will," "expect," "anticipate," "estimate," or "continue" or comparable terms and phrases.

Forward looking statements represent our judgment about the future and are not guarantees of our future performance. Certain risks and uncertainties could cause our actual operating results and financial position to differ materially from our projections, including the considerations described in connection with specific forward looking statements, factors discussed in this prospectus under the caption "Risk Factors You Should Consider" and other cautionary statements you may find in this prospectus and in the documents we incorporate by reference. Therefore, we caution you not to place undue reliance on forward looking statements. Such forward looking statements represent our estimates and assumptions only as of the date of this prospectus.

                                  LEGAL MATTERS

Our lawyers, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., will issue a legal opinion concerning the legality of the selling shareholders' shares. Smith Anderson lawyers own in the aggregate approximately 4,319 shares of Quintiles stock.

                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Current Report on Form 8-K dated March 20,1998 and our Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

         The following table shows the estimated expenses of the issuance and distribution of securities offered hereby. The selling shareholders will not bear any of these expenses.



SEC Registration Fee...........................................................           $   15,078.45
Legal Fees and Expenses........................................................           $   50,000.00
Accounting Fees and Expenses...................................................           $  100,000.00
Printing and Related Expenses..................................................           $    1,500.00
Miscellaneous Expenses.........................................................           $    5,421.55
                                                                                          -------------
         Total.................................................................           $  172,000.00
                                                                                          =============




ITEM 15. Indemnification of Directors and Officers

         Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

         In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of the foregoing capacities;

provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses such person may incur on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Company's bylaws provide for indemnification to the fullest extent permitted under the North Carolina Business Corporation Act, provided, however, that the Company will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. Accordingly, the Company may indemnify its directors, officers and employees in accordance with either the statutory or the non-statutory standard.

         Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

         Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. The Company's directors and officers are currently covered under directors' and officers' insurance policies maintained by the Company.

         As permitted by North Carolina law, Article XI of the Company's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability for unlawful distributions under N.C. Gen. Stat. Section 55-8-33 of the North Carolina Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit, or
(iv) acts or omissions occurring prior to the date the provision became effective.

ITEM 16. Exhibits

         The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.



Exhibit
Number               Description of Exhibit
-----                ----------------------
4.01(1)             Specimen Common Stock Certificate
4.02(2)             Amended and Restated Articles of Incorporation, as amended
4.03(3)             Amended and Restated Bylaws
4.04*               Terms of registration rights granted by Quintiles to the
                    Crossbox, Ltd selling stockholders
4.05*               Terms of registration rights granted by Quintiles to the
                    ClinData International (Proprietary) Ltd. selling
                    shareholders


4.06*               Terms of registration rights granted by Quintiles to the
                    Data Analysis Systems, Inc. selling shareholders
4.07*               Terms of registration rights granted by Quintiles to the
                    Simirex, Inc. selling shareholders
4.08*               Terms of registration rights granted by Quintiles to the
                    Royce Consultancy, plc selling shareholders
4.09*               Terms of registration rights granted by Quintiles to the QED
                    International, Inc. selling shareholders
4.10*               Terms of registration rights granted by Quintiles to the H2V
                    S.A. selling shareholders
4.11*               Terms of registration rights granted by Quintiles to Richard
                    J. Fordham
5.01**              Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
                    Jernigan, L.L.P. regarding legality of securities being
                    registered
23.01**             Consent of Ernst & Young LLP
23.02**             Consent of PricewaterhouseCoopers LLP
23.03**             Consent of KPMG
23.04**             Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
                    Jernigan, L.L.P. (included in Exhibit 5.01 hereto)
24.01*              Power of Attorney



         ---------------
         *        Previously filed
         **       To be filed by amendment


         (1) Exhibit to the Company's Registration Statement on Form S-1, as amended, (Registration No. 33-75766) as filed with the Commission, effective April 20, 1994, and incorporated herein by reference.
         (2) Exhibit to the Company's Registration Statement on Form S-3, as amended, (Registration No. 333-19009) as filed with the Commission, effective February 21, 1997, and incorporated herein by reference.
         (3) Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Commission on March 25 1996, as amended on May 16, 1996 and incorporated herein by reference.

ITEM 17.    Undertakings

The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on December 4, 1998.


                                   QUINTILES TRANSNATIONAL CORP.


                                   By: /s/ Dennis B. Gillings
                                       -------------------------------------
                                       Dennis B. Gillings, Ph.D.
                                       Chairman of the Board of Directors
                                       and Chief Executive officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of December 4, 1998 in the capacities indicated.




Signature                                              Title
---------                                              -----
/s/ Dennis B. Gillings                                 Chairman of the Board of Directors and Chief Executive Officer
-------------------------------------
Dennis B. Gillings, Ph.D.

                  *                                    President, Chief Operating Officer and Director
-------------------------------------
Santo J. Costa

/s/ Rachel R. Selisker                                 Chief Financial Officer, Executive Vice President Finance,
-------------------------------------                  and Director (Principal accounting and financial officer)
Rachel R. Selisker

                   *                                   Director
-------------------------------------
Robert C. Bishop, Ph.D.

                   *                                   Director
-------------------------------------
E.G. F. Brown

                   *                                   Director
-------------------------------------
Vaughn D. Bryson

                   *                                   Director
-------------------------------------
Chester W. Douglass, Ph.D.

                   *                                   Director
-------------------------------------
Lawrence S. Lewin

                   *                                   Director
-------------------------------------
Arthur M. Pappas

                   *                                   Director
-------------------------------------
Ludo J. Reynders, Ph.D

                   *                                   Director
-------------------------------------
Eric J. Topol, M.D.

                   *                                   Director
-------------------------------------
Virginia V. Weldon, M.D.

                   *                                   Director
-------------------------------------
David F. White


*  By: /s/ Rachel R. Selisker                          By:  /s/ Dennis B. Gillings
       ------------------------------                       -------------------------------
           Rachel R. Selisker                                 Dennis B. Gillings, Ph.D.


EXHIBIT INDEX

Exhibit
Number               Description of Exhibit
------               ----------------------

4.01(1)             Specimen Common Stock Certificate

4.02(2)             Amended and Restated Articles of Incorporation, as amended

4.03(3)             Amended and Restated Bylaws

4.04* Terms of registration rights granted by Quintiles to the Crossbox, Ltd selling stockholders

4.05* Terms of registration rights granted by Quintiles to the ClinData International (Proprietary) Ltd. selling shareholders

4.06* Terms of registration rights granted by Quintiles to the Data Analysis Systems, Inc. selling shareholders

4.07* Terms of registration rights granted by Quintiles to the Simirex, Inc. selling shareholders

4.08* Terms of registration rights granted by Quintiles to the Royce Consultancy, plc selling shareholders

4.09*               Terms of registration rights granted by Quintiles to the QED
                    International, Inc. selling shareholders

4.10*               Terms of registration rights granted by Quintiles to the H2V
                    S.A. selling shareholders

4.11*               Terms of registration rights granted by Quintiles to Richard
                    J. Fordham

5.01**              Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
                    Jernigan, L.L.P. regarding legality of securities being registered

23.01**             Consent of Ernst & Young LLP

23.02**             Consent of PricewaterhouseCoopers LLP

23.03**             Consent of KPMG

23.04**             Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
                    Jernigan, L.L.P. (included in Exhibit 5.01 hereto)

24.01*              Power of Attorney



         ---------------
         *        Previously filed
         **       To be filed by amendment

         (1) Exhibit to the Company's Registration Statement on Form S-1, as amended, (Registration No. 33-75766) as filed with the Commission, effective April 20, 1994, and incorporated herein by reference.
         (2) Exhibit to the Company's Registration Statement on Form S-3, as amended, (Registration No. 333-19009) as filed with the Commission, effective February 21, 1997, and incorporated herein by reference.
         (3) Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Commission on March 25 1996, as amended on May 16, 1996 and incorporated herein by reference.